Exhibit 99.1

DIAMONDBACK ENERGY, INC. PROVIDES INTERIM Q4 2015 OPERATIONAL UPDATE AND PRELIMINARY 2016 GUIDANCE

Midland, TX (January 13, 2016) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today provided an operational update for the quarter ended December 31, 2015, and announced preliminary financial and operating guidance for the full year of 2016.

OPERATIONS UPDATE

Diamondback expects Q4 2015 production to be between 36.0 Mboe/d and 38.0 Mboe/d, which would place full year 2015 production above the 31.0 Mboe/d to 32.0 Mboe/d guidance range for 2015. Increased production in the fourth quarter is due to the continued strength of Diamondback’s operated completed wells as well as the completion of more non-operated wells than anticipated.

The Company anticipates 2015 lease operating expenses (“LOE”) will be at the low end of the $7.00/boe to $8.00/boe guidance range as a result of Q4 2015 LOE that is expected to be between $5.50/boe and $6.00/boe.

“In 2015, Diamondback again demonstrated our focus on best-in-class execution, low-cost operations and a conservative balance sheet. We continued to reduce drilling days, well costs and operating expenses while maintaining a peer-leading leverage ratio. During the year, we also de-risked the Middle Spraberry and Wolfcamp A in Midland and southwest Martin Counties and continued to deliver strong Lower Spraberry completions,” said Travis Stice, Chief Executive Officer of Diamondback.

14 operated horizontal wells were completed in the fourth quarter of 2015, bringing the 2015 total to 65 operated horizontal wells. Fourth quarter 2015 completions consisted of 11 Lower Spraberry wells and 3 Wolfcamp B wells.

FULL YEAR 2016 PRELIMINARY GUIDANCE
Diamondback expects full year 2016 production of 34.0 Mboe/d to 38.0 Mboe/d. During 2016, the Company plans to complete 50 to 70 gross horizontal wells with total capital spend of $280 to $375 million from a two to three rig program.

The Company continues to lower well costs and reduce expenses. Leading edge well costs are trending between $5.0 to $5.5 million for a 7,500 foot lateral horizontal well and $6.5 to $7.0 million for a 10,000 foot lateral. Additionally, Diamondback expects to drill and complete a few 12,500 foot laterals to continue to focus on capital efficiency. LOE for 2016 is expected to range between $6.00/boe and $7.00/boe, down from the $7.00/boe to $8.00/boe guidance range in 2015, as the Company continues to implement its best-in-class operational focus to the properties it acquired in 2015.

Travis Stice commented, “Given the current commodity situation, we intend to run a two or three rig program in 2016 in order to preserve stockholder returns, which is consistent with the scenario analysis detailed on our third quarter 2015 earnings call. At approximately $40/bbl WTI, we estimate that we have roughly 700 gross locations to develop economically. Our operations team continues to aggressively pursue cost reductions, and leading edge well costs are trending between $5.0 and $5.5 million for a 7,500 foot lateral horizontal well. Diamondback remains a nimble operator that can quickly decelerate if conditions deteriorate or accelerate when they improve. When oil prices rebound, we also can begin completing our current backlog of 10 to 15 drilled but uncompleted wells in addition to layering on additional rigs.”

Diamondback will release more details on guidance with the announcement of earnings for the fourth quarter of 2015.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas Company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.
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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com